Exhibit 16.1

Letter Regarding Change in Certifying Accountant

April 26, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Petróleo Brasileiro S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of Petróleo Brasileiro S.A. dated April 26, 2017. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/  PricewaterhouseCoopers Auditores Independentes

PricewaterhouseCoopers Auditores Independentes